Exhibit 4.1
AMENDMENT NO. 3
TO
FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
NATURAL RESOURCE PARTNERS L.P.
     This Amendment No. 3 (this “Amendment No. 3”) to the First Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P. (the “Partnership”) is entered into effective as of October 20, 2005, by NRP (GP) LP, a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, the General Partner, the Organizational Limited Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 17, 2002 (the “Partnership Agreement”);
     WHEREAS, the General Partner entered into Amendment No. 1 to the Partnership Agreement dated as of December 8, 2003 and entered into Amendment No. 2 dated as of August 2, 2005;
     WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the approval of any Partner or Assignee to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and
     WHEREAS, acting pursuant to the power and authority granted to the General Partner under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.
     NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
     Section 1. Amendment.
     Section 5.8(c) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:
     ”(c) In the event that less than all of the Outstanding Subordinated Units shall convert into Common Units pursuant to Section 5.8(a) or 5.8(b) at a time when there shall be more than one holder of Subordinated Units, then the Subordinated Units that are to be converted into Common Units shall be allocated among the holders of Subordinated Units pro rata based on the number of Subordinated Units held by each such holder as of the date on which Available Cash is distributed to Partners as provided in clauses (a) and
Amendment No. 3
to
First Amended and Restated Agreement of Limited Partnership
of Natural Resource Partners L.P.

(b) above, immediately after which such conversion shall occur; provided, however, notwithstanding any other provision of this Agreement, to the extent such conversion of less than all the Outstanding Subordinated Units would result in the issuance of fractional Common Units to any holder of Subordinated Units, then (i) the number of Common Units issuable upon conversion of Subordinated Units held by such holder shall be rounded down to the nearest whole number of Common Units, and the Partnership shall pay to such holder, in lieu of such fractional Common Unit, cash equal to the product of (A) the last reported sales price of a Common Unit on the national securities exchange on which the Common Units are listed for trading on the day before such conversion of less than all the Outstanding Subordinated Units and (B) such fractional Common Unit and (ii) the number of Subordinated Units retained and not converted by such holder shall also be rounded down to the nearest whole number of Subordinated Units, and the Partnership shall pay to such holder, in lieu of such fractional Subordinated Unit, cash equal to the product of (A) the last reported sales price of a Subordinated Unit on the national securities exchange on which the Subordinated Units are listed for trading on the day before such conversion of less than all the Outstanding Subordinated Units and (B) such fractional Subordinated Unit.”
     Section 2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement, as amended, shall remain in full force and effect.
     Section 3. Governing Law. This Amendment No. 3 will be governed by and construed in accordance with the laws of the State of Delaware.
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2
Amendment No. 3
to
First Amended and Restated Agreement of Limited Partnership
of Natural Resource Partners L.P.

     IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 3 effective as of the date first set forth above.

GENERAL PARTNER:

NRP (GP) LP

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Wyatt Hogan

Name:	Wyatt Hogan
Title:	Vice President and General Counsel
Signature Page
Amendment No. 2
to
First Amended and Restated Agreement of Limited Partnership
of Natural Resource Partners L.P.